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                                                                    EXHIBIT g(2)

                                     [LOGO]
                              NEW ENGLAND FUNDS(R)
                          Where The Best Minds Meet(R)
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                                                      March 16, 1998

State Street Bank and Trust Company
1776 Heritage Drive
Fiduciary Control 42N
North Quincy, MA 02171

Re:  New England Bullseye Fund

Gentlemen:

         This is to advise you that New England Funds Trust III (the "Trust") has established a new series of shares, New England Bullseye Fund. In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated November 15, 1995 between the Trust and State Street Bank and Trust Company and the provisions of Section 1.01 of the Sub-Transfer and Service Agreement between New England Funds Service Corporation and State Street Bank, the Trust and New England Funds Service Corporation hereby requests that you act as Custodian and Sub-Transfer Agent for the new series under the terms of the respective contracts. A revised Exhibit A to the Custodian Contract and to the Sub-Transfer and Service Agreements are attached to this letter.

Acknowledged and Agreed to this 16th day of March, 1998:

By: /s/ Henry L.P. Schmelzer
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    Henry L.P. Schmelzer
    President
    New England Funds Trust III
    New England Funds Service Corporation

By: /s/ Timothy Panaro
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    Vice President
    State Street Bank and Trust Company

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                                   Schedule A
                           New England Funds Trust III
                               Custodian Contract

New England Funds Trust III
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o New England Equity Income Fund
o New England Bullseye Fund